Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Spectrum Brands Holdings, Inc.:

We consent to the use of our reports dated November 17, 2016, with respect to the consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries as of September 30, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2016, and the effectiveness of internal control over financial reporting as of September 30, 2016, incorporated herein by reference.

/s/ KPMG LLP
Milwaukee, Wisconsin
February 1, 2017